EXHIBIT 99.1


SKYMALL RAISES APPROXIMATELY $5.0 MILLION THROUGH A PRIVATE PLACEMENT

PHOENIX--(BUSINESS WIRE)--July 5, 2000--SkyMall, Inc. (Nasdaq:SKYM - news), the branded multi-channel specialty retailer, today announced it has secured equity funding of approximately $5.0 million through a private placement. SkyMall will issue approximately 2.5 million shares of common stock at a price of $2 per share in connection with the transaction. The funding will be used by SkyMall for its working capital requirements.

Key investors in the offering include RS Investment Management of San Francisco, Special Situations Funds, and Wand Partners, as well as all of the Company's board members, among others. Investment advisory services were provided by Genesis Select Corporation.

About SkyMall, Inc.

Founded in 1989, SkyMall(R) is a multi-channel specialty retailer that provides a large selection of premium-quality products and services to consumers from a wide variety of merchants and partners. SkyMall is best known for its in-flight catalog, which is available on more than 70% of all domestic airlines, reaching approximately 500 million domestic airline passengers annually. Through its skymall.com, inc. subsidiary, which operates the skymall.com(R) and skymalltravel.com(R) Web sites, SkyMall offers an expanded selection of products and services to online shoppers and enables other companies to conduct electronic commerce using skymall.com's merchant solution. SkyMall provides a merchandise redemption program for a number of loyalty programs, allowing consumers to purchase SkyMall merchandise with loyalty points earned in other programs. Through Durham & Company, a SkyMall subsidiary, SkyMall offers high-quality logo merchandise via its catalogs, workplace initiatives and the durham.skymall.com Web site. SkyMall's subsidiary, Disc Publishing, Inc., produces the CD-Rom, SkyDisc(TM), which provides advertising, entertainment and e-commerce shopping links to business travelers through airline seat pocket distribution and the skydisc.com Web site. For further information and prior press releases, please visit SkyMall's Web site at www.skymall.com.

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to the continued functionality of the companies' web sites and information technology infrastructure, the technical ability to meet the demands of changing consumer needs and managing a growing business, as well as those factors detailed by SkyMall, Inc. in its filings with the Securities and Exchange Commission.

Note to Editors: SkyMall(R) is a registered trademark of SkyMall, Inc.; Hilton(R) is a registered trademark of Hilton Hospitality, Inc.


Contact:
CONTACTS: SkyMall, Inc., Phoenix

          Christine Aguilera, 602/528-3249
          aguilera@skymall.com

          or

          Genesis Select Corp.
          Budd Zuckerman, 303/357-6565
          budd@genesisselect.com